EXHIBIT 10.6

West8 Tower

10205 Westheimer, Suite 1000

Houston, TX 77042

Vincent R. Volpe Jr.

President and CEO

June 17, 2013

Gustavo Nechar

Vice President-Human Resources

Dresser-Rand Group Inc.

Centre d’Affaires Paris Trocadero

112, Avenue Kléber

75016 Paris, France

Dear Gustavo,

This letter (“Letter”) confirms our mutual agreement to the terms and conditions for your relocation and transfer to Houston, Texas USA in the position of Vice President-Human Resources for Dresser-Rand Company, effective no later than September 1, 2013.  In this position you will report directly to me.  Your relocation and transfer is subject to United States (U.S.) government entry documents or visas and your acceptance of the terms and conditions outlined in this Letter.

Your relocation will require a transfer of employment from Dresser-Rand International Inc., Paris Branch, to Dresser-Rand Company (the “Company”). Your employment with the Company will be subject to local, state and federal laws within the U.S. After your transfer to Dresser-Rand Company is finalized, you will also be required to travel regularly to our second Corporate Headquarters located in Paris, France, on a mutually agreeable schedule, averaging 25% of your time in Paris on an annual basis. Travel to/from Paris as well as time spent in Paris for business-related purposes will be reimbursed according to the Company’s Global Travel and Entertainment Policy.

The components of your total compensation package will be U.S.-based and will include:

Base Salary

Base salary of $14,423.08, paid bi-weekly, which equates to $375,000 on an annualized basis. You will be eligible for participation in the U.S. annual salary planning and review process and will be eligible for your next salary review in 2014.

Annual Incentive Compensation

Continued participation in the Company’s annual incentive program (AIP), with a target payout level of 50% of your annual base salary and a potential for maximum award of two (2) times the target.

Long-Term Incentive (LTI) Compensation

Continued participation in the Company’s Long Term Incentive (LTI) program, which is sponsored by Dresser-Rand Group Inc. (“DRGI”), our parent company. You will be eligible to receive an award in the Company’s next annual award cycle. which we currently expect to be February 15, 2014. All stock-based awards are subject to approval by the Compensation

Committee of the Board of Directors of DRGI and to the terms and conditions of awards made under the Company’s 2008 Stock Incentive Plan. Annual stock-based awards are variable and contingent based on your performance and the Company’s financial performance.

Benefit Plans/Programs

Eligibility for benefits as a Homeowner under the Company’s standard U.S./Canada Red Relocation Policy, a copy of which is attached. Since this policy is intended to provide benefits for relocations within the U.S. and Canada, there may be situations unique to your international relocation that may not be addressed in the policy specifically. In those situations, you will be eligible for benefits as if you were selling your home as well as purchasing a new home in the U.S. Further, due to incompatibility issues between France and the U.S., you will not be able to move your appliances or your automobiles. In consideration, you will receive an additional tax-assisted lump sum payment of $36,000 as a provision for the purchase of new appliances,  the potential loss of sale of current automobiles, and to assist in the transition while your spouse seeks employment in your new location.

Please note the repayment provisions to which you are subject if you terminate employment with the Company within 24 months.

Eligibility to participate in the Company’s Non-Qualified Retirement Plan. You will have an opportunity to enroll each June (for bonus deferrals) and December (for base pay deferrals). This plan affords you an opportunity to receive up to 10% of eligible compensation as a Company matching contribution each pay period.

Continued eligibility for certain benefits in the event of a Change in Control (CIC) or involuntary separation, subject to the terms of a separate, executed agreement dated October 30, 2012.

Immediate eligibility for Dresser-Rand’s vacation and holiday programs, and participation in the Company’s Retirement Savings Plan (RSP). The RSP affords you an opportunity to receive up to 7% of your eligible compensation as a Company contribution to your account each pay period. You are also eligible for 5 weeks (200 hours) of vacation per year, earned monthly.

Immediate eligibility for health, life and income protection benefit programs. All programs, employees benefits and otherwise, are subject to program guidelines, summary plan descriptions, and plan documents, as appropriate. Information on the Company’s benefits is available at www.dresser-rand.com/benefits.

Immigration/Visas

The Company will sponsor, and provide for the cost of, obtaining the appropriate work and residency visas for you and your accompanying family members. In addition, the Company will sponsor, and provide for the cost of, obtaining a U.S. Permanent Resident Card (also referred to as a “green card”).

General

Please note that all components of your total compensation package, including eligibility, benefits, features or administrative components are subject to change, except as otherwise provided by law. No plan or program contained within this offer should be viewed as a contract or entitlement.

Please note that nothing in this Letter is intended to create a fixed term of employment. Your employment with Dresser-Rand Company shall at all times remain “at will.”

Gustavo, I am excited about your upcoming relocation to Houston. I  realize that an international relocation may require certain personal adjustments and inconveniences with respect to housing, education, language and the social/cultural environment; however, we are committed to working with you to make your relocation as successful and smooth as possible for you and your family through our support network of service providers which provide guidance for most aspects of your relocation.

Please confirm your acceptance of this relocation and transfer and your agreement to the matters set forth below by signing this Letter and returning a full signed copy to Laurie O’Brien  (llobrien@dresser-rand.com) within 5 business days from the date of this Letter.

Sincerely,

/s/ Vincent R. Volpe Jr.

Vincent R. Volpe Jr.

I agree and consent to the terms of this relocation and transfer, including that my employment will be with Dresser-Rand Company as described in this Letter. Further, I hereby acknowledge and agree that: (1) as contemplated by this Letter, effective as of the date hereof, I hereby resign my employment with the French Branch of Dresser-Rand International Inc. (“DRII”); (2) by my resignation, this Letter shall constitute notice to DRII of my termination of the Employment Contract dated June 1, 2011 (the “Employment Contract”), by and between DRII and me; (3) the Confidentiality, Non-Compete, Severance and Change in Control Agreement dated October 30, 2012 (the “New CiC Agreement”) by and between DRGI and me, superseded the prior Confidentiality, Non-Compete, Severance and Change in Control Agreement dated July 19, 2011, by and between DRGI and me, and (4) for the avoidance of doubt, my resignation from DRII shall not constitute termination of my employment by the Company without “Cause” pursuant to Section 22 of the New CiC Agreement. Further, for purposes of employment start date with Dresser-Rand Company, my adjusted service date for determination of certain employment-related benefits will be June 1, 2011.

I also acknowledge that I have read and understand the terms of the U.S./Canada Red Relocation Policy and agree to be bound by the Policy’s terms and conditions. I also specifically acknowledge and agree:

1.	that if I owe any monies to the Company under this Policy, I will make payment of such monies to the Company within 10 days of receiving notification of the amount due;
2.	to authorize the Company to deduct (reduce from my earnings) any amounts owed under this Policy from my paycheck where permitted by law; and
3.	that benefits under this Policy shall be construed and interpreted in accordance with the laws of the State of Texas without regard to its conflict of laws principles.

  /s/ Gustavo Nechar        06/18/2013

Gustavo NecharDate

In my capacity as a duly authorized officer of DRII, I hereby acknowledge and agree, for and on behalf of DRII, that (1) Mr. Nechar’s written notice of resignation and termination of the Employment Contract set forth above has been received by DRII, (2) the Employment Contract is terminated as a result of such notice effective as of the date hereof and (3) DRII waives the requirement pursuant to Article 3 of the Employment Contract that such notice be delivered three months prior to such effectiveness.

Dresser-Rand International Inc.

By:  /s/ Mark F. Mai

Name:Mark F. Mai

Title:Vice President, General Counsel & Secretary